Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Hall Chadwick Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(a)	6,125,000(4)	$10.00	$61,250,000.00	0.0000870	$5,328.75
Fees Previously Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(a)	72,116,193(5)	$10.00	$721,161,930.00	0.0000870	$62,741.09
Total Offering Amounts						$782,411,930.00		$68,069.84
Total Fees Previously Paid								$62,741.08
Total Fee Offsets								—
Net Fee Due								$5,328.76

(1)	Consists of 78,241,193 shares of common stock, par value $0.0001 per share (“Domesticated HCAC Common Stock”), of Hall Chadwick Acquisition Corp. (“HCAC”) (after its domestication as a corporation incorporated in the State of Delaware, and which will be renamed “REEcycle, Inc.”) to be issued or issuable in connection with the Business Combination, including (i) up to 20,700,000 shares upon conversion of HCAC Class A Ordinary Shares in the Domestication, (ii) 2,070,000 shares upon conversion of Public Rights at the Effective Time, (iii) 7,883,293 shares upon conversion of Founder Shares (HCAC Class B Ordinary Shares), (iv) 614,000 shares upon conversion of Private Placement Shares, (v) 61,400 shares upon conversion of Private Placement Rights at the Effective Time, (vi) up to 40,000,000 shares (including 5,000,000 Earnout Shares) as consideration in the Merger to REEcycle stockholders, (vii) 787,500 shares to be issued in exchange for financial advisory services to REEcycle, and (viii) up to 6,125,000 shares issuable to such recipients and in such amounts as the HCAC Board determines in its sole discretion pursuant to the terms of the Business Combination Agreement.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price is calculated by multiplying the number of shares registered by the proposed maximum offering price per share, and the registration fee is calculated by multiplying the proposed maximum aggregate offering price by the fee rate of $87.00 per $1,000,000 in effect for fiscal year 2027.
(4)	Represents the additional 6,125,000 shares of Domesticated HCAC Common Stock described in clause (viii) of note (1), registered for the first time in this Amendment No. 1 to the Registration Statement.
(5)	Represents 72,116,193 shares of Domesticated HCAC Common Stock described in clauses (i) through (vii) of note (1), previously registered on the Registration Statement on Form S-4 (File No. 333-299219) filed on October 1, 2026, in connection with which the Registrant previously paid a registration fee of $62,741.08.

Table 2: Fee Offset Claims and Sources

☒ Not Applicable